Exhibit 10.2

Execution Version

RECEIVABLES SALE AGREEMENT

DATED AS OF SEPTEMBER 26, 2014

by and among

KAPSTONE KRAFT PAPER CORPORATION,
KAPSTONE CONTAINER CORPORATION,
LONGVIEW FIBRE PAPER AND PACKAGING, INC.
AND
KAPSTONE CHARLESTON KRAFT LLC,
as the Originators,

KAPSTONE PAPER AND PACKAGING CORPORATION,
as the Servicer,

and

KAPSTONE RECEIVABLES, LLC,
as the Buyer

i

Exhibits

Exhibit I	Definitions
Exhibit II	Jurisdiction of Organization; Organizational Identification Number; Principal Places of Business; Chief Executive Office; Location(s) of Records; Federal Employer Identification Number; Other Names
Exhibit III	Lock-Boxes; Collection Accounts; Collection Banks
Exhibit IV	Form of Purchase Report
Exhibit V	Form of Subordinated Note

Schedules

Schedule A	Documents to be Delivered to Buyer on or Prior to the Closing Date
Schedule 2.1	Taxes

ii

RECEIVABLES SALE AGREEMENT

THIS RECEIVABLES SALE AGREEMENT, dated as of September 26, 2014 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is by and among KAPSTONE KRAFT PAPER CORPORATION, a Delaware corporation (“KapStone Kraft”), KAPSTONE CONTAINER CORPORATION, a Georgia corporation (“KapStone Container”), LONGVIEW FIBRE PAPER AND PACKAGING, INC., a Washington corporation (“Longview”), and KAPSTONE CHARLESTON KRAFT LLC, a Delaware limited liability company (“KapStone Charleston”, and together with KapStone Kraft, KapStone Container and Longview, the “Originators”), KAPSTONE PAPER AND PACKAGING CORPORATION, a Delaware corporation, as servicer (the “Servicer”), and KAPSTONE RECEIVABLES, LLC, a Delaware limited liability company (the “Buyer”).  Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I attached hereto (or, if not defined in Exhibit I attached hereto, the meanings assigned to such terms in Exhibit I to the Purchase Agreement).

PRELIMINARY STATEMENTS

The Originators now own, and from time to time hereafter will own, certain Receivables.  Upon the terms and conditions hereinafter set forth, from and after the Effective Date (a) KapStone Kraft wishes (i) to sell and assign to the Buyer, and the Buyer wishes to purchase from KapStone Kraft, all of KapStone Kraft’s right, title and interest in and to all of KapStone Kraft’s existing and future Receivables (other than Contributed Receivables), together with the Related Security and Collections with respect thereto and all proceeds of the foregoing and (ii) to contribute to the Buyer’s capital all of KapStone Kraft’s right, title and interest in and to all of KapStone Kraft’s existing and future Contributed Receivables, together with the Related Security and Collections with respect thereto and all proceeds of the foregoing, and the Buyer wishes to accept such capital contributions, and (b) each other Originator wishes to sell and assign to the Buyer, and the Buyer wishes to purchase from such other Originator, all of each such other Originator’s right, title and interest in and to all existing and future Receivables, together with the Related Security and Collections with respect thereto and all proceeds of the foregoing.

Each Originator and the Buyer intend the transactions contemplated hereby to be true sales (and, solely in the case of any contribution by KapStone Kraft referenced in clause (a)(ii) of the immediately preceding paragraph, true contributions) of the Receivables Assets from the Originators to the Buyer, providing the Buyer with the full benefits of ownership of the Receivables Assets, and none of the Originators and the Buyer intend these transactions to be, or for any purpose to be characterized as, loans from the Buyer to any Originator secured by the Receivables Assets.

Immediately following its acquisition of the Receivables Assets from the Originators, the Buyer will sell or otherwise transfer undivided interests in the

Receivables to certain Purchasers pursuant to that certain Receivables Purchase Agreement dated as of September 26, 2014 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Purchase Agreement”) among the Buyer, the Servicer, the purchasers from time to time party thereto (collectively, the “Purchasers”) and Wells Fargo Bank, N.A., as administrative agent for the Purchasers (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Amounts and Terms

Section 1.1.                                Purchase and Contribution of Receivables.

(a)                                 Effective as of the Effective Date, KapStone Kraft hereby contributes, assigns, transfers and otherwise conveys to the Buyer’s capital, without recourse to KapStone Kraft (except to the extent expressly provided herein), and the Buyer hereby accepts, all of KapStone Kraft’s right, title and interest in and to all of KapStone Kraft’s Receivables existing as of the close of business on the Initial Cutoff Date, and all of KapStone Kraft’s right, title and interest in and to all of KapStone Kraft’s Receivables existing as of or arising after the Initial Cutoff Date through and including the Termination Date, in each case, to the extent necessary to cause the Outstanding Balance of the contributed Receivables to be equal to the Required Contributed Amount (collectively, the “Contributed Receivables”), together with all Related Security and Collections associated therewith (collectively, the “Contributed Receivables Assets”).  Effective as of the Effective Date, in consideration for the Purchase Price and upon the terms and subject to the conditions set forth herein, each of the Originators hereby sells, assigns, transfers and otherwise conveys to the Buyer, without recourse (except to the extent expressly provided herein), and the Buyer hereby purchases from each Originator, all of such Originators’ right, title and interest in and to all Receivables (other than Contributed Receivables) existing as of the close of business on the Initial Cutoff Date and all Receivables (other than Contributed Receivables) thereafter arising through and including the Termination Date (collectively, the “Purchased Receivables”), together, in each case, with all Related Security relating thereto and all Collections thereof (collectively, the “Purchased Receivables Assets”, together with the Contributed Receivables Assets, the “Receivables Assets”).  In accordance with the preceding two sentences, on the Effective Date, the Buyer shall acquire all of the Originators’ right, title and interest in and to the Receivables Assets.  The Buyer shall be obligated to pay the Purchase Price for each Receivable purchased from any Originator hereunder in accordance with Section 1.2.

(b)                                 On each Monthly Reporting Date the Originators shall (or shall require the Servicer to) deliver to the Buyer a report in substantially the form of Exhibit IV hereto (each such report, a “Purchase Report”) with respect to the Receivables sold and/or contributed by the Originators to the Buyer during the Calculation Period then most recently ended.

(c)                                  It is the intention of the parties hereto that each transfer of Receivables hereunder shall constitute a true sale and/or contribution, which sale and/or contribution, as the case may be, is absolute and irrevocable and provides the Buyer with the full benefits of ownership of the Receivables Assets.  Except for the Purchase Price Credits owed pursuant to Section 1.3, each transfer of Receivables Assets hereunder is made without recourse to any of the Originators for losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy, lack of creditworthiness or other financial or credit condition of the related Obligor resulting in the inability to pay in respect of an Obligor; provided, however, that (i) each Originator shall be liable to the Buyer for all representations, warranties, covenants and indemnities made by it pursuant to the terms of the Transaction Documents to which it is a party, and (ii) such transfer does not constitute and is not intended to result in an assumption by the Buyer or any assignee thereof of any obligation of the Originators or any other Person arising in connection with the Receivables Assets or any other obligations of the Originators.  In view of the intention of the parties hereto that each purchase and contribution shall constitute a true sale and/or true contribution of Receivables Assets, rather than a loan secured thereby, each Originator agrees that it will, on or prior to the Effective Date and in accordance with Section 4.1(e)(ii), either (A) include a notation in its master data processing records relating to the Receivables to indicate that the Sold Receivables and the Contributed Receivables are “SOLD RECEIVABLES,” or (B) mark or program its customer master table so that all reports printed therefrom relating to the Receivables will contain “SOLD RECEIVABLES”  in the title of such report.

Section 1.2.                                Payment for the Purchase.

(a)                                 The Purchase Price for each Purchased Receivable shall become owing in full by the Buyer to the applicable Originator or its designee on the date each such Receivable comes into existence and shall be paid not later than the next Payment Date as follows:

(i)                                     on the terms and subject to the conditions set forth in this Agreement and the Purchase Agreement, the Buyer shall pay to the Servicer, for the account of the applicable Originators, in immediately available funds, to the extent of Available Cash on such Payment Date, in the following order:

first, the Purchase Price for the Receivables sold by each Originator hereunder; and

second, to reduce the principal amount outstanding under each Originator’s Subordinated Note to a balance not less than zero;

(ii)                                  to the extent that any portion of the Purchase Price owing to an Originator remains unpaid, the principal amount outstanding under such Originator’s Subordinated Note shall be automatically increased by an amount equal to the remaining unpaid portion of such Purchase Price, but subject to the limitations set forth in Section 1.2(b); and

(iii)                               to the extent that the Buyer is entitled to any Purchase Price Credit pursuant to Section 1.3 in respect of Receivables sold by an Originator and the amount of such Purchase Price Credit exceeds the Purchase Price that would have been owed by such Buyer to such Originator under clause (i) above without taking such Purchase Price Credit into account for purposes of the calculation of such price, the principal amount outstanding under such Originator’s Subordinated Note shall be automatically decreased (to a balance not less than zero).

(b)                                 To the extent that the Buyer does not have sufficient Available Cash to pay in full the Purchase Price for all Receivables purchased on any Payment Date in cash, each Originator agrees to advance a Subordinated Loan in an aggregate principal amount not to exceed the lesser of (A) the unpaid portion of the Purchase Price of all Purchased Receivables sold by such Originator remaining following the payments specified in clause (a)(i) above and (B) the maximum loan (each such loan, a “Subordinated Loan”) that could be borrowed by the Buyer from the applicable Originator without rendering the Buyer’s Net Worth less than the Required Capital Amount.  Each Originator irrevocably agrees to advance each Subordinated Loan requested by the Buyer prior to the Termination Date.  Each Subordinated Loan shall be evidenced by, and shall be payable in accordance with the terms and provisions of a Subordinated Note and shall be payable solely from Available Cash.  Each Originator is hereby authorized by the Buyer to endorse on the schedule attached to its Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of the Buyer thereunder.  The Servicer shall make all appropriate record keeping entries with respect to each Subordinated Note to reflect the increases, payments and reductions made in respect of such Subordinated Note pursuant to Sections 1.2(b) and 1.3, and the Servicer’s books and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on, each Subordinated Note at any time.  Each Originator hereby irrevocably authorizes the Servicer to mark its Subordinated Note “CANCELED” and to return such Subordinated Note to the Buyer upon the final payment thereof after the occurrence of the Termination Date.

(c)                                  Although the Purchase Price for each Receivable purchased after the date hereof shall be due and payable by the Buyer to the applicable Originator on the Payment Date therefor, a precise reconciliation of the Purchase Prices between Buyer and each Originator shall be effected on a Monthly Settlement Date with respect to all Receivables sold or contributed during the Calculation Period most recently ended prior to such Monthly Settlement Date and based on the information contained in the Purchase Report delivered pursuant to Section 1.1(b) above.  Although such reconciliation shall be effected on Monthly Settlement Dates, increases or decreases in the principal balance of each Subordinated Note and any contribution of capital by KapStone Kraft to the Buyer made pursuant to this Agreement shall be deemed to have occurred and shall be effective as of the date that the Purchase Price is due and payable; provided that the interest due and owing on each Subordinated Note on any Monthly Settlement Date shall continue to be calculated based on the principal amount outstanding as of the prior Monthly Settlement Date.  On each Monthly Settlement Date, each Originator shall determine the net increase or the net reduction in the outstanding principal amount of its Subordinated Note and, in the case of KapStone Kraft, the amount of any capital contributions occurring during the immediately preceding calendar month and shall account for such net increase or net reduction in its books and records.

Section 1.3.                                Purchase Price Credit Adjustments.

If on any day:

(a)                                 the Outstanding Balance of a Receivable originated by any Originator is:

(i)                                     reduced as a result of any defective or rejected or returned goods or services, any cash discount or any adjustment or otherwise by such Originator or any Affiliate thereof, or

(ii)                                  reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), or

(iii)                               reduced on account of the obligation of such Originator or any Affiliate thereof to pay the related Obligor any rebate or refund, or

(iv)                              less than the amount included in the calculations in any Purchase Report, or

(b)                                 any of the representations and warranties set forth in Section 2.1(h)(ii), Section 2.1(i), Section 2.1(j), Section 2.1(p), Section 2.1(q), Section 2.1(r) or Section 2.1(s) is not true when made or deemed made with respect to any Receivable, then, in such event, the Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable hereunder equal to (A) in the case of clauses (a)(i)-(iv) above, the amount of such reduction or cancellation or the difference between the actual Outstanding Balance and the amount included in calculating the Net Pool Balance, as applicable; and (B) in the case of clause (b) above, in the amount of the Purchase Price paid for such Receivable less Collections received by the Buyer thereon.  If, on any day prior to the Termination Date, the Purchase Price Credit due from any Originator exceeds the Purchase Price payable to such Originator on such day, the excess amount may be credited against the Purchase Price payable to such Originator on one or more subsequent days; provided, however, that (1) if any portion of a Purchase Price Credit remains unrealized on the Termination Date, it shall be payable by the applicable Originator in cash on the Termination Date; (2) if any of the events described in clauses (a)(iv)-(iv) or (b) above occurs after the Termination Date, the resulting Purchase Price Credit shall be paid in cash on the date of occurrence; (3) no Purchase Price

Credit shall include any amount to the extent the same represents losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy, lack of creditworthiness or other financial or credit condition of the related Obligor resulting in the inability to pay in respect of an Obligor; and (4) Purchase Price Credits owing from KapStone Kraft relating to Contributed Receivables shall be reflected solely as reductions of KapStone Kraft’s equity in Buyer.

Section 1.4.                                Payments and Computations, Etc.

All amounts to be paid or deposited by the Buyer hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to an account of the Servicer, for the account of the applicable Originators, designated from time to time by the Servicer or as otherwise directed by the Servicer.  The Servicer shall pay funds so received to the applicable Originator entitled thereto, in cash or by way of credit to the appropriate intercompany account.  In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day.  If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, interest accrued at the Default Rate in respect thereof until paid in full; provided, however, that the Default Rate shall not at any time exceed the maximum rate permitted by applicable law.  All computations of interest payable hereunder shall be made on the basis of a year of 360 days (or, if the Default Rate is calculated by reference to the prime rate or the Federal Funds Rate, 365 or 366 days) for the actual number of days (including the first but excluding the last day) elapsed.

Section 1.5.                                Transfer of Records.

In connection with any sale or contribution of Receivables hereunder, each Originator hereby contributes, sells, transfers, assigns and otherwise conveys to the Buyer all of its right and title to and interest in the Records relating to the Receivables sold or contributed hereunder, but solely to the extent related to the such Receivables, without the need for any further documentation in connection with such sale or contribution.  In connection with such transfer, each Originator hereby grants to each of the Buyer, the Administrative Agent and the Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by such Originator to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by the applicable Originator or is owned by others and used by any Originator under license agreements with respect thereto; provided, however, that so long as the Records maintained in any software the license or sublicense of which hereunder would require the consent of the applicable licensor can be exported to Excel, such software (the “Excluded Software”) shall not be included in the license granted in this Section 1.5(a).  The license granted hereby shall be irrevocable until the payment in full of the Aggregate Unpaids (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), and shall automatically terminate on the date this Agreement terminates in accordance with its terms.

Section 1.6.                                Characterization.

If, notwithstanding the intention of the parties expressed in Section 1.1(c), any transfer by any Originator to the Buyer of Receivables hereunder shall be characterized in any manner other than a true sale or true contribution or such transfer for any reason shall be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the applicable UCC and other applicable law.  For this purpose and without being in derogation of the parties’ intention that each transfer shall constitute a true sale or true contribution and absolute assignment thereof, each of the Originators hereby grants to the Buyer a security interest in all of such Originator’s right, title and interest in, to and under the Receivables Assets and all proceeds thereof, whether existing as of the close of business on the Initial Cutoff Date or thereafter arising through and including the Termination Date (collectively, the “Originator Collateral”), to secure the prompt and complete payment of a loan deemed to have been made by the Buyer to each Originator in an amount equal to the aggregate Purchase Price for the Purchased Receivables originated by such Originator (and, in the case of KapStone Kraft, the Purchase Price that would have been payable for its Contributed Receivables had they not been contributed to the Buyer’s capital), together with all other obligations of such Originator hereunder, which security interest, each of the Originators hereby represents and warrants, is valid, duly perfected and prior to all Adverse Claims.  The Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

Article II

Representations and Warranties

Section 2.1.                                Representations and Warranties of Each of the Originators.

Each of the Originators hereby represents and warrants to the Buyer, solely as to itself and its Originator Collateral, on the Closing Date and on each date on which a Receivable of such Originator comes into existence prior to the Termination Date:

(a)                                 Organization; Etc.  (i) Such Originator is validly existing and in good standing under the laws of its jurisdiction of organization; (ii) such Originator is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect; (iii) such Originator is a “registered organization” as defined in the UCC as in effect in its jurisdiction of organization; and (iv) such Originator has the requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party.  Such Originator’s jurisdiction of organization, organizational identification number and federal employer identification number are correctly set forth in Exhibit II attached hereto.

(b)                                 Authorization; No Conflict.  Such Originator is duly authorized to execute, deliver and perform each Transaction Document to which it is a party and to sell and/or contribute its Receivables and Related Security pursuant hereto.  The execution, delivery and performance by such Originator of each Transaction Document to which it is a party, and the sales and contributions of Receivables Assets by such Originator hereunder, do not and will not (i) require any consent or approval of any Governmental Authority (other than any consent or approval which has been obtained and is in full force and effect), (ii) conflict with (A) any provision of Law, (B) the Organic Documents of such Originator or (C) any agreement, indenture, instrument or other document material to the business of such Originator, or any judgment, order or decree, which is binding upon such Originator or any of its properties or (iii) require, or result in, the creation or imposition of any Adverse Claim on any asset of such Originator (other than Adverse Claims in favor of the Buyer and the Administrative Agent created pursuant to the Transaction Documents).

(c)                                  Validity and Binding Nature.  Each of this Agreement and each other Transaction Document to which such Originator is a party is the legal, valid and binding obligation of such Originator, enforceable against such Originator in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.  No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d)                                 Litigation and Contingent Liabilities.  Except as set forth in the Performance Guarantor’s reports on Forms 10-K, 10-Q and 8-K filed with the SEC at least two Business Days prior to the Closing Date, no litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the knowledge of a Responsible Employee of such Originator, threatened in writing against such Originator or its Subsidiaries as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(e)                                  Taxes.  Except as disclosed on Schedule 2.1, such Originator and its Subsidiaries have timely filed all material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(f)                                   Accuracy of Information.  No written information heretofore or hereafter furnished by such Originator to the Buyer or any of its assigns for purposes of or in connection with this Agreement and the transactions contemplated hereby, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such information (taken as a whole) not materially misleading in light of the circumstances under which made (it being recognized by the Buyer and its assigns that any projections and forecasts provided by such Originator are based on good faith estimates and assumptions believed by such Originator to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may materially differ from projected or forecasted results).

(g)                                  Regulation U.  Such Originator is not engaged principally, or as one of its material activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(h)                                 Good Title.

(i)                                     Each Receivable sold or contributed by such Originator to the Buyer hereunder constitutes an “account” or a “payment intangible” (each, as defined in section 9-102 of the UCC of all applicable jurisdictions).

(ii)                                  Immediately prior to its transfer hereunder and upon the creation by such Originator of each of its Receivables coming into existence after the Initial Cutoff Date, such Originator owns such Receivable and has good and marketable title thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents and Permitted Liens.

(i)                                     Perfection.

(i)                                     This Agreement creates a valid and continuing security interest (as defined in the UCC) in all right, title and interest of such Originator in the Originator Collateral of such Originator in favor of the Buyer, which security interest is prior to all other Adverse Claims and is enforceable as such as against creditors of and purchasers from such Originator.

(ii)                                  There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Buyer’s ownership interest and security interest (as defined in the UCC) in the Originator Collateral of such Originator.

(j)                                    Liens. Other than the security interest granted to the Buyer pursuant to this Agreement and the security interest that secures the Senior Credit Agreement which is released simultaneously with each sale or contribution hereunder, none of the Originators has pledged, assigned, sold, granted a security interest or other Adverse Claim in, or otherwise conveyed, any of the Originator Collateral, other than Permitted Liens.

(k)                                 Places of Business and Locations of Records.  Such Originators’ principal place(s) of business, chief executive office and the offices where such Originator keeps all of its Records are located at the address(es) listed on Exhibit II attached hereto (as such Exhibit II may be updated from time to time by written notice to the Buyer and in accordance with the Purchase Agreement) or such other locations of which the Buyer has been notified in accordance with Section 4.2(a) in jurisdictions where all action required by Section 4.2(a) has been taken and completed.

(l)                                     Collections.  The names and addresses of all Collection Banks, together with the account numbers of its Collection Accounts at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit III attached hereto (as such Exhibit III may be updated from time to time by written notice to the Buyer and in accordance with the Purchase Agreement).  Each of the Collection Accounts listed on Exhibit III (other than the International Wires Account) has been opened in or transferred into the Buyer’s name.  Such Originator has not granted any Person, other than the Buyer (and its assigns), as contemplated by this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.  Such Originator has complied with the terms of each Control Agreement to which it is a party, and not made changes (without the prior written consent of the Administrative Agent) to any Control Agreement to which such Originator is a party.  All Obligors in respect of such Originator’s Receivables have been directed by the Servicer or such Originator to make payments on their Receivables to a Lock-Box or Collection Account listed on Exhibit III attached hereto.

(m)                             Names.  The name in which such Originator has executed this Agreement is identical to its name as indicated on the public record of its jurisdiction of organization (as contemplated by § 9-503(a)(1) of the UCC) and in the past five (5) years, it has not used any corporate or limited liability company names, trade names or assumed names other than the name in which it has executed this Agreement and as listed on Exhibit II attached hereto (as such Exhibit II may be updated from time to time by written notice to the Buyer and in accordance with the Purchase Agreement).

(n)                                 Ownership of the Buyer.  KapStone Kraft owns, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Buyer, free and clear of any Adverse Claim (subject to Section 4.2(i)), other than Adverse Claims securing the obligations under the Senior Credit Agreement and any credit facility refinancing of the Senior Credit Agreement).  Such Equity Interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of the Buyer.

(o)                                 Not an Investment Company.  Such Originator is not required to be registered as an “investment company” as defined in the Investment Company Act of 1940, as amended, or any successor statute.

(p)                                 Compliance with Credit and Collection Policy.  Such Originator has complied with the Credit and Collection Policy in all material respects with regard to each Receivable originated by it and the related Contract.

(q)                                 Fair Value.  With respect to each Receivable purchased hereunder from such Originator by the Buyer, (i) the consideration received by such Originator represents adequate consideration and fair and reasonably equivalent value for such Purchased Receivable as of the date of its acquisition hereunder and (ii) such consideration is not less than the fair market value of such Purchased Receivable as of the date of its acquisition hereunder.  With respect to each Receivable contributed hereunder by KapStone Kraft to the Buyer, (i) the consideration received by KapStone Kraft represents adequate consideration and fair and reasonably equivalent value for such Contributed Receivable as of the date of its contribution hereunder and (ii) such consideration is not less than the fair market value of such Contributed Receivable as of the date of its contribution hereunder.

(r)                                    Enforceability of Contracts.  Each Contract with respect to each Receivable originated by such Originator is effective to create, and has created, a valid and binding obligation of the related Obligor to pay the Outstanding Balance of such Receivable created thereunder and any accrued interest thereon, enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(s)                                   Eligible Receivables.  Each Receivable originated by such Originator that is identified as an Eligible Receivable on any Purchase Report was an Eligible Receivable on the date it was acquired from such Originator hereunder, and the Outstanding Balance of each such Eligible Receivable as of the end of the Calculation Period covered by such Purchase Report was accurately set forth on such Purchase Report.

(t)                                    Accounting.  In its stand-alone financial statements and unconsolidated worksheets, such Originator accounts for the transactions contemplated by this Agreement as true sales of the Receivables to the Buyer and/or as contributions of the Receivables to the Buyer’s equity capital and not as loans secured thereby.

(u)                                 No Material Adverse Effect.  Since June 30, 2014, no event, change or condition has occurred that (individually or in the aggregate) has had, or could reasonably be expected to have, a Material Adverse Effect.

(v)                                 No Termination Event.  No event has occurred and is continuing and no condition exists, or could result from any sale or contribution hereunder or from the application of the proceeds therefrom, that constitutes a Termination Event.

(w)                               OFAC.  Neither such Originator, nor any of its Subsidiaries, or, to the knowledge of such Originator or such Subsidiary, any director, officer, employee, agent, affiliate or representative thereof is an individual or entity currently the subject of any Sanctions, nor is such Originator or any of its Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions.

(x)                                 Compliance with Senior Credit Agreement.  After giving effect to each sale and, as applicable, contribution of Receivables by such Originator hereunder, such Originator is in compliance with Section 7.05(b)(iv)(B) of the Senior Credit Agreement (or any successor provision applicable to any securitization of its Receivables).

Article III

Conditions of Purchase

Section 3.1.                                Conditions Precedent to Closing.

The effectiveness of this Agreement is subject to the conditions precedent that (a) the Buyer shall have received on or before the Closing Date those documents listed on Schedule A attached hereto and (b) all of the conditions to the effectiveness of the Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof.

Section 3.2.                                Conditions Precedent to Subsequent Payments.

The Buyer’s obligation to pay for any Purchased Receivable or accept the contribution of any Contributed Receivable coming into existence after the Initial Cutoff Date shall be subject to the conditions precedent that: (a) the Facility Termination Date shall not have occurred under the Purchase Agreement; and (b) on the date such Receivable came into existence, the following statements shall be true (and acceptance of the proceeds of any payment for such Receivable shall be deemed a representation and warranty by each of the Originators that such statements are then true):

(i)                                     the representations and warranties set forth in Article II are true and correct in all material respects on and as of the date such Receivable came into existence as though made on and as of such date (except to the extent such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); and

(ii)                                  no Termination Event is continuing.

Notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Receivable (whether by payment of cash, through an increase in the amounts outstanding under a Subordinated Note, by offset of amounts owed to the Buyer and/or by offset of capital contributions), title to such Receivable and the other related Receivables Assets shall vest in the Buyer, whether or not the conditions precedent to the Buyer’s obligation to pay for such Receivable were in fact satisfied.  The failure of any of the Originators to satisfy any of the foregoing conditions precedent, however, shall give rise to a right of the Buyer to rescind the related purchase and direct the applicable Originator to pay to the Buyer an amount equal to the Purchase Price payment that shall have been made with respect to any Receivables related thereto.

Article IV

Covenants

Section 4.1.                                Affirmative Covenants of Each of the Originators.

Until the date on which this Agreement terminates in accordance with its terms, each of the Originators hereby covenants as set forth below:

(a)                                 Additional Information.  Such Originator will maintain, for itself and each of its Subsidiaries, proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, and will furnish or cause to be furnished to the Buyer (or its assigns) promptly, from time to time, such information, documents, records or reports relating to the Receivables originated by such Originator or the condition or operations, financial or otherwise, of such Originator as the Buyer (or its assigns) may from time to time reasonably request in order to protect the interests of the Buyer (and its assigns) under or as contemplated by this Agreement.

(b)                                 Notices.  Such Originator will furnish to the Buyer (and its assigns) each of the following:

(i)                                     Copies of Notices under Control Agreements.  Promptly upon its receipt from any Collection Bank under any Control Agreement to which such Originator is a party of (A) any notice of default or (B) any demand for reimbursement which is not covered by available funds in the applicable Collection Accounts, a copy of the same.

(ii)                                  Adoption of a New Credit and Collection Policy.  In the event such Originator adopts a Credit and Collection Policy which could reasonably be expected to adversely impact the Receivables of such Originator in any material respect, at least ten (10) Business Days prior to the effectiveness of any such adoption, a copy of such Originator’s proposed new Credit and Collection Policy, together with a request for the Buyer’s (and the Administrative Agent’s, as the Buyer’s assignee) consent thereto (which consent will not be unreasonably withheld or delayed but which consent, may be conditioned upon changes to the ratios, reserves or Concentration Limits set forth in the Purchase Agreement to the extent such items are impacted by such change.

(iii)                               Termination Events or Unmatured Termination Events.  Promptly upon learning of the occurrence of any Termination Event or Unmatured Termination Event, a statement of a Responsible Employee describing the same and, if applicable, the steps being taken with respect thereto.

(c)                                   Compliance with Laws and Preservation of Existence.  Such Originator will comply with all applicable Laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to comply is not reasonably likely to result in a Material Adverse Effect.  Such Originator will do or cause to be done all things reasonably necessary to preserve, renew and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where its business is conducted, except where the failure to do so would not result in a Material Adverse Effect; provided that such Originator may liquidate or dissolve if it is determined in good faith that such liquidation or dissolution is in its best interests and is not materially disadvantageous to the Buyer or its assigns, and such Originator’s assets and property (including revenues) are transferred to another Originator.

(d)                                 Audits.  Each of the Originators will, from time to time during regular business hours as reasonably requested by the Buyer (or the Administrative Agent), upon at least five (5) Business Days’ prior written notice and at its sole cost, permit the Buyer (and the Administrative Agent) or their respective agents or representatives (i) to examine and make copies of and abstracts from all Records in its possession or under its control relating to the Receivables and the Related Security, including, without limitation, the related Invoices and Contracts, and (ii) to visit its offices and properties for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to its financial condition or the Receivables and the Related Security or its performance under any of the Transaction Documents or its performance under the Contracts and, in each case, with any of its officers or employees having knowledge of such matters (each such visit, a “Review”); provided that, so long as no Termination Event has occurred and is continuing, the Originators shall only be responsible for the costs and expenses of one (1) such Review in any one Contract Year.

(e)                                  Keeping and Marking of Records and Books.

(i)                                     Each of the Originators will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable).  Each of the Originators will give the Buyer (or its assigns) notice of any change in the administrative and operating procedures referred to in the previous sentence.

(ii)                                  Each of the Originators will upon the reasonable request of the Buyer (or its assigns) following the occurrence and during the continuance of a Termination Event hereunder: (1) mark each Contract with a legend describing the Buyer’s ownership interest in the Receivables and further describing security interest in the Receivables of the Administrative Agent (on behalf of the Purchasers), or (2) deliver to the Buyer (or its assigns) all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables that are in any of the Originators’ possession.

(f)                                   Compliance with Contracts and Credit and Collection Policy.  Such Originator will (i) timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) not take any action inconsistent in any material respect with the Credit and Collection Policy in regard to any Receivable and the related Contract.

(g)                                  [Reserved].

(h)                                 Separateness.  Such Originator acknowledges that the Administrative Agent and the Purchasers are entering into the transactions contemplated by the Purchase Agreement in reliance upon the Buyer’s identity as a legal entity that is separate from the Performance Guarantor, any of the Originators and any of their Affiliates.  Therefore, from and after the date of execution and delivery of this Agreement, such Originator will not take any action inconsistent with the “separateness covenants” set forth in Section 5.1(i) of the Purchase Agreement.

(i)                                     Collections.  In the event any payments relating to Receivables Assets are remitted directly to such Originator, it will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within one (1) Business Day following identification thereof and, at all times prior to such remittance, it will itself hold or, if applicable, will cause such payments to be held for the exclusive benefit of the Buyer and its assigns.  Such Originator will transfer exclusive ownership, dominion and control of each Lock-Box and Collection Account (other than the International Wires Account) into the Buyer’s name and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Buyer (or its assigns) as contemplated by this Agreement and the Purchase Agreement.

(j)                                    Taxes.  Each Originator will pay, prior to delinquency, all taxes and other governmental charges against it or any collateral, as well as claims of any kind which, if unpaid, could become an Adverse Claim on any of its property; provided that the foregoing shall not require any Originator or its Subsidiaries to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become an Adverse Claim on any Originator Collateral, such contest proceedings shall stay the foreclosure of such Adverse Claim or the sale of any portion of the Originator Collateral to satisfy such claim.

Section 4.2.                                Negative Covenants of the Each of the Originators.

Until the date on which this Agreement terminates in accordance with its terms, each of the Originators hereby covenants that:

(a)                                 Change in Name, Jurisdiction of Incorporation, Offices and Records.  It will not change (i) its name as it appears in the official public record in the jurisdiction of its incorporation (as contemplated by Section 9-503(a)(1) of the UCC), (ii) its status as a “registered organization” (within the meaning of Article 9 of any applicable enactment of the UCC), (iii) its organizational identification number, if any, issued by its jurisdiction of incorporation, or (iv) its jurisdiction of organization unless it shall have: (A) given the

Buyer (or its assigns) at least ten (10) days’ prior written notice thereof; (B) at least three (3) Business Days prior to such change, delivered to the Buyer (or its assigns) all financing statements, instruments and other documents reasonably requested by the Buyer (or its assigns) in connection with such change or relocation and (C) solely if requested by the Buyer or the Administrative Agent, as the Buyer’s assign, caused an opinion of counsel reasonably acceptable to the Buyer and its assigns to be delivered to the Buyer and its assigns that the Buyer’s security interest is perfected and of first priority, such opinion to be in form and substance similar to the related opinion delivered on the Closing Date and otherwise reasonably acceptable to the Buyer and its assigns.

(b)                                 Change in Payment Instructions to Obligors.  It will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors of Receivables regarding payments to be made to any Lock-Box or Collection Account, unless the Buyer (or its assigns) shall have received, (i) at least twenty (20) days before the proposed effective date therefor, written notice of such addition, termination or change, and (ii) with respect to the addition of a Collection Account, an executed Control Agreement with respect to the new Collection Account prior to depositing any Collections therein; provided, however, that it may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Lock-Box that clears through a Collection Account subject to a Control Agreement or to another existing Collection Account that is subject to a Control Agreement.

(c)                                  Modifications to Contracts.  Except as otherwise permitted in its capacity as Servicer pursuant to the Purchase Agreement, it will not extend, amend or otherwise modify the payment terms of any Receivable or any Contract related to such Receivable in any material respect other than in accordance with the Credit and Collection Policy.

(d)                                 Sales, Liens.  Other than the ownership and security interests contemplated by the Transaction Documents, it will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivables Asset, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of a security interest therein in favor of the Buyer provided for herein), and it will defend the right, title and interest of the Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under it.

(e)                                  Accounting for Purchase.  It will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than the sale and/or contribution and absolute assignment of the Receivables and the Related Security by it to the Buyer or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale and/or contribution and absolute assignment of the Receivables and the Related Security by it to the Buyer (except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with GAAP).

(f)                                   Use of Proceeds.  Such Originator will not use the proceeds of any sale of Receivables hereunder, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

(g)                                  Deposits to Lock-Boxes and Collection Accounts.  Such Originator will not knowingly deposit or otherwise credit to any Collection Account or Lock-Box any cash or cash proceeds other than Collections.

Article V

Termination Events

Section 5.1.                                Termination Events.

The occurrence of any one or more of the following events shall constitute a Termination Event:

(a)                                 Any representation, warranty, certification or statement made or deemed made by any of the Originators or the Performance Guarantor in any Transaction Document to which it is a party or in any other document delivered pursuant thereto shall prove to have been false or misleading in any material respect when made or deemed made; provided that to the extent such false or misleading representation occurs under any of Section 2.1(h)(ii), Section 2.1(i), Section 2.1(j), Section 2.1(p), Section 2.1(q), Section 2.1(r) or Section 2.1(s), no Termination Event shall occur under this Section 5.1(a) if a Purchase Price Credit is granted and realized upon or paid in cash as provided in Section 1.3.

(b)                                 Any of the Originators shall fail to make any payment or deposit required hereunder when due and such failure shall continue for three (3) days.

(c)                                  Any of the Originators shall fail to perform any covenant contained in Section 4.2 when due and such failure shall continue for five (5) Business Days.

(d)                                 (i) Any of the Originators or the Performance Guarantor shall fail to perform or observe the covenant contained in Section 1.1(b) when due, and such failure continues unremedied for one (1) Business Day, or (ii) any of the Originators or the Performance Guarantor shall fail to perform or observe any other term, covenant or agreement under any of the Transaction Documents, and (except as provided in Section 5.1(a), 5.1(b), 5.1(c) or 5.1(d)(i)) such failure continues unremedied for thirty (30) days from the date that is the earlier of (A) notice thereof to the applicable Originator or the Performance Guarantor, as the case may be, by any Person and (B) knowledge thereof by a Responsible Employee of the applicable Originator or the Performance Guarantor.

(e)                                  An Event of Bankruptcy shall occur with respect to any of the Originators or the Performance Guarantor.

(f)                                   (i) Any material provision of the Performance Undertaking shall cease to be in full force and effect, or (ii) the Performance Guarantor contests in any manner the validity or enforceability of any provision thereof, or denies that it has any or further liability or obligation thereunder, or purports to revoke, terminate or rescind any provision thereof.

(g)                                  The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with respect to amounts in excess of $1,000,000 with regard to any of the Receivables or Related Security and such Lien shall not have been released or fully-secured with cash pledged to the Buyer (or its assigns) within thirty (30) days.

(h)                                 The PBGC shall file notice of a lien with respect to an amount in excess of $1,000,000 pursuant to Section 4068 of ERISA with respect to any of the Receivables or Related Security and such Lien shall not have been released or fully-secured with cash pledged to the Buyer (or its assigns) within thirty (30) days.

Section 5.2.                                Remedies.

Upon the occurrence and during the continuation of a Termination Event, the Buyer may take any of the following actions: declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each of the Originators; provided, however, that upon the occurrence of an Event of Bankruptcy with respect to any of the Originators or the Performance Guarantor, or of an actual or deemed entry of an order for relief with respect to any of the Originators or the Performance Guarantor, under the Federal Bankruptcy Code, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each of the Originators, and to the fullest extent permitted by applicable Law, the Default Fee shall accrue with respect to any amounts then due and owing by any of the Originators to the Buyer.  The aforementioned rights and remedies shall be without limitation and shall be in addition to all other rights and remedies of the Buyer and its assigns otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.  For the avoidance of doubt, the occurrence of the Termination Date shall result in the termination of sales and contributions of the Receivables Assets under this Agreement, and shall not accelerate or permit the Buyer, the Administrative Agent or any Purchaser to accelerate, the due date for any amount payable under any Receivable or under this Agreement.

Article VI

Indemnification

Section 6.1.                                Indemnities by the Each of the Originators.

Without limiting any other rights that the Buyer may have hereunder or under applicable Law but without duplication of any Purchase Price Credit that is paid in cash to or actually used to reduce Purchase Price payable by the Buyer, each of the Originators hereby agrees to indemnify (and to pay, within thirty (30) days after receipt of a reasonably detailed invoice, to) the Buyer, the Administrative Agent, the Purchasers, and their respective Related Parties (each of the foregoing, an “Indemnified Party”) from and against any and all damages, losses, claims, Taxes, liabilities, costs, reasonable expenses and for all other amounts payable, including reasonable fees and disbursements of external counsel (including local counsel) to the Indemnified Parties, incurred by any of them or asserted against any Indemnified Party by any third party or by any Originator arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by the Buyer of the Receivables (all of the foregoing being collectively referred to as “Indemnified Amounts”), excluding, however, in all of the foregoing instances:

(a)                                 Indemnified Amounts to the extent a final and non-appealable judgment of a court of competent jurisdiction holds that such Indemnified Amounts (i) resulted from the fraud, gross negligence or willful misconduct on the part of such Indemnified Party or any of its Related Indemnified Parties or (ii) resulted from a claim brought by any Originator against an Indemnified Party for a material breach of such Indemnified Party’s or any Related Indemnified Party’s obligations hereunder or under any other Transaction Document, if such Originator has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction;

(b)                                 Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness or financial inability or unwillingness to pay (other than a dispute giving rise to a Purchase Price Credit) of the related Obligor; or

(c)                                  Excluded Taxes;

provided, however, that nothing contained in this sentence shall limit the liability of any of the Originators or limit the recourse of the Buyer to any of the Originators for amounts otherwise specifically provided to be paid by the applicable Originator under the terms of this Agreement, and provided, further, that none of the Originators shall have an obligation to reimburse any Indemnified Party for Indemnified Amounts unless such Indemnified Party, if requested, provides the applicable Originator with an undertaking in which such Indemnified Party agrees to refund and return any and all amounts paid by the applicable Originator to such Indemnified Party in respect of any amounts described in the foregoing clauses (a), (b) and (c).  Without limiting the generality of the foregoing indemnification, but subject in each case to clauses (a), (b) and (c) above, any of the Originators shall indemnify the Buyer for Indemnified Amounts relating to or resulting from:

(i)                                     any representation or warranty made by any of the Originators (or any officers of such Originators) under or in connection with any Purchase Report, this Agreement, any other Transaction Document or any other information or report delivered by the applicable Originator pursuant hereto or thereto for which the Buyer has not received a Purchase Price Credit that shall have been false or incorrect when made or deemed made;

(ii)                                  the failure by any Originator to comply with any applicable Law with respect to any Receivable, Invoice or Contract related thereto, or the nonconformity of any Receivable, Invoice or Contract included therein with any such applicable Law or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii)                               any failure of any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document (subject to applicable grace periods);

(iv)                              any products liability, environmental liability, personal injury or damage, suit or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v)                                 any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi)                              the commingling of Collections of Receivables at any time by any Originator or any of its Affiliates with other funds;

(vii)                           any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any sale hereunder, the ownership of the Receivables or any other investigation, litigation or proceeding relating to any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii)                        any Event of Bankruptcy with respect to any Originator or the Performance Guarantor;

(ix)                              any failure to vest in the Buyer legal and equitable title to, and ownership of, the Receivables and the Collections, and all of any Originators’ right, title and interest in the Related Security associated with the Receivables, in each case, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(x)                                 the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to any Originator Collateral with respect thereto, and the proceeds of any thereof, whether at the time of its acquisition or at any subsequent time, except to the extent such failure or delay is caused by the Buyer or its assigns;

(xi)                              any action or omission by any Originator which reduces or impairs the rights of the Buyer with respect to any Originator Collateral or the value of any Receivable;

(xii)                           any attempt by any Person to void any sale or contribution hereunder under statutory provisions or common law or equitable action; and

(xiii)                        the failure of any Receivable reflected as an Eligible Receivable on any Purchase Report to be an Eligible Receivable at the time acquired by the Buyer.

To the fullest extent permitted by applicable Law, none of the Originators, the Buyer and the Indemnified Parties shall assert and each Originator, the Buyer and each Indemnified Party (by its acceptance of the benefits of the indemnity provided herein) hereby waives any claim against each other such Person on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Transaction Document.  The provisions of this Section 6.1 shall survive termination of this Agreement and the Purchase Agreement.

Section 6.2.                                Other Costs and Expenses.

The Originators shall pay (a) all reasonable out-of-pocket expenses incurred by the Administrative Agent (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (b) all out-of-pocket expenses incurred by the Administrative Agent or any Purchaser (including the fees, charges and disbursements of one primary outside counsel to the Administrative Agent and the Purchasers taken as a whole, and, if necessary, one local counsel in each relevant jurisdiction and special counsel and, in the event of any actual or potential conflict of interest, one additional counsel for each Purchaser subject to such conflict), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Transaction Documents, including its rights under this Section.

Article VII

Miscellaneous

Section 7.1.                                Waivers and Amendments.

(a)                                 No failure or delay on the part of the Buyer (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy.  The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by Law.  Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b)                                 No provision of this Agreement or any Subordinated Note may be amended, supplemented, modified or waived except in writing signed by each of the Originators, the Buyer and the Administrative Agent and, to the extent required under the Purchase Agreement, the Purchasers or the Required Purchasers.

Section 7.2.                                Notices.

All communications and notices provided for hereunder shall be in writing (including email, bank wire, or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at the following address or facsimile number:

1101 Skokie Blvd., Suite 300

Northbrook, IL 60062
Attention:  Chief Financial Officer

Facsimile:  (847)205-7551
Email:  andrea.tarbox@kapstonepaper.com

or at such other address or facsimile number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto.  Each such notice or other communication shall be effective (a) if given by facsimile, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by electronic mail, upon delivery thereof to the last known valid electronic mail address of the related recipient or (d) if given by any other means, when received at the address specified in accordance with this Section 7.2.

Section 7.3.                                Protection of Ownership Interests of the Buyer.

(a)                                 From time to time, at its expense, each of the Originators will take all necessary action to establish and maintain, irrevocably in the Buyer: (i) legal and equitable title to the Receivables and the Collections and (ii) all of such Originator’s right, title and interest in the Related Security associated with the Receivables, in each case, free and clear of any Adverse Claims other than Adverse Claims in favor of the Buyer (and its assigns) and Permitted Liens.

(b)                                  At any time following the occurrence and during the continuance of a Termination Event hereunder, the Buyer (or its assigns) may, at the applicable Originator’s sole cost and expense, direct any Originator to notify the Obligors of Receivables of the ownership interest of the Buyer under this Agreement.

(c)                                  If, following the occurrence and during the continuance of a Termination Event hereunder, any of the Originators fails to perform any of its obligations hereunder, the Buyer (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligations, and the Buyer’s (or such assigns’) costs and expenses incurred in connection therewith shall be payable by the Originators as provided in Section 6.2.  Each of the Originators irrevocably authorizes the Buyer (and its assigns) at any time and from time to time in the sole discretion of the Buyer (or its assigns), and appoints the Buyer (and its assigns) as its attorney(ies)-in-fact, to act on behalf of such Originator to file on behalf of such Originator, as debtor, all financing statements, continuation statements and amendments thereto or assignments thereof, and execute such other instruments or notices, as may be reasonably necessary or desirable in the Buyer’s (or its assigns’) sole discretion to perfect and to maintain the perfection and priority of the interest of the Buyer in the Originator Collateral.  This appointment is coupled with an interest and is irrevocable.

(d)                                 (i) Each of the Originators acknowledges and agrees that it is not authorized to, and will not, file financing statements or other filing or recording documents with respect to the Receivables Assets (including any amendments thereto, or continuation or termination statements thereof), without the express prior written approval by the Administrative Agent (as the Buyer’s assignee), consenting to the form and substance of such filing or recording document, and (ii) each of the Originators hereby approves, authorizes and ratifies any filings or recordings made by or on behalf of the Administrative Agent (as the Buyer’s assign) in connection with the perfection of the ownership or security interests in favor of the Buyer or the Administrative Agent (as the Buyer’s assign).

Section 7.4.                                Confidentiality.

(a)                                 Each of the Originators shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letter, except that any Originator and its officers and employees may disclose such information to such Originator’s external accountants, consultants and attorneys and as required by any applicable Law, Governmental Authority or order of any judicial or administrative proceeding.

(b)                                 The Buyer shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to each of the Originators, the Obligors and their respective businesses obtained by it in connection with the due diligence evaluations, structuring, negotiating, execution and administration of the Transaction Documents, and the consummation of the transactions contemplated herein and any other activities of the Buyer arising from or related to the transactions contemplated herein provided, however, that each of the Buyer and its employees and officers shall be permitted to disclose such confidential or proprietary information: (i) to the Administrative Agent and the initial Purchasers, (ii) to any officers, directors, employees, outside accountants and attorneys of any of the foregoing who need to know such information and who are instructed to maintain the confidentiality of such information in conformity with this Section 7.4, and (iii) to the extent required pursuant to any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings with competent jurisdiction (whether or not having the force or effect of law).

Section 7.5.                                Bankruptcy Petition.

Each of the Originators covenants and agrees that, prior to the date that is two years and one day after the payment in full of all outstanding obligations of the Buyer under the Purchase Agreement, it will not institute against, or join any other Person in instituting against, the Buyer, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 7.6.                                Amounts to be paid by Buyer.

Notwithstanding anything in this Agreement to the contrary, the Buyer shall not have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to it after paying or making provision for the payment of its obligations under the Purchase Agreement.  All payment obligations of the Buyer hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its obligations under the Purchase Agreement.

Section 7.7.                                No Setoff.

None of the Originators’ obligations under this Agreement shall be affected by any right of setoff, counterclaim, recoupment, defense or other right the applicable Originator may have against the Buyer, any of the Purchasers, the Administrative Agent or any assignee, all of which setoff rights are hereby waived by each of the Originators as against such obligations.

Section 7.8.                                CHOICE OF LAW.

THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE OWNERSHIP INTEREST OF THE BUYER IN ANY OF THE RECEIVABLES ASSETS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 7.9.                                CONSENT TO JURISDICTION.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY ANY PARTY PURSUANT TO THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN

INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY PARTY HERETO (OR ITS ASSIGNS) TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY ANY PARTY HEETO PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

Section 7.10.                         WAIVER OF JURY TRIAL.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, EACH OTHER TRANSACTION DOCUMENT, ANY DOCUMENT EXECUTED BY ANY OF THE PARTIES HERETO PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 7.11.                         Integration; Binding Effect; Survival of Terms.

(a)                                 This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b)                                 This Agreement shall be binding upon and inure to the benefit of each Originator, the Buyer and their respective successors and permitted assigns (including any trustee in bankruptcy).  No Originator may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Buyer.  The Buyer may assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of any of the Originators.  Without limiting the foregoing, each Originator acknowledges that the Buyer, pursuant to the Purchase Agreement, may assign to the Administrative Agent, for the benefit of the Purchasers, its rights, remedies, powers and privileges hereunder and that the Administrative Agent may further assign such rights, remedies, powers and privileges to the extent permitted in the Purchase Agreement.  Each of the Originators agrees that the Administrative Agent, as the assignee of the Buyer, shall, subject to the terms of the Purchase Agreement, have the right to enforce this Agreement and to exercise directly all of the Buyer’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of the Buyer to be given or withheld hereunder) and each of the Originators agrees to cooperate fully with the Administrative Agent in the exercise of such rights and remedies.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any of the Originators pursuant to Article II; (ii) the indemnification and payment provisions of Article VI; and (iii) Section 7.5 shall be continuing and shall survive any termination of this Agreement.

Section 7.12.                         Counterparts; Severability; Section References.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.  Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.  Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 7.13.                         PATRIOT Act.

The Administrative Agent, as the Buyer’s assignee, hereby notifies each of the Originators on behalf of the Purchasers that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the Purchasers may be required to obtain, verify and record information that identifies each of the Originators, which information includes the name, address, tax identification number and other information regarding each of the Originators that will allow the Administrative Agent and the Purchasers to identify each of the Originators in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Originators agrees to provide the Administrative Agent, from time to time prior to and after the Closing Date, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

<Signature pages follow>

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

KAPSTONE KRAFT PAPER CORPORATION,
as an Originator

By:	/s/ Andrea K. Tarbox
Name: Andrea K. Tarbox
Title: Vice President and Chief Financial Officer

KAPSTONE CONTAINER CORPORATION,
as an Originator

By:	/s/ Andrea K. Tarbox
Name: Andrea K. Tarbox
Title: Vice President and Chief Financial Officer

LONGVIEW FIBRE PAPER AND PACKAGING, INC., as an Originator

By:	/s/ Andrea K. Tarbox
Name: Andrea K. Tarbox
Title: Chief Financial Officer

KAPSTONE CHARLESTON KRAFT LLC,
as an Originator

By:	/s/ Andrea K. Tarbox
Name: Andrea K. Tarbox
Title: Vice President and Chief Financial Officer

KAPSTONE PAPER AND PACKAGING CORPORATION, as Servicer

By:	/s/ Andrea K. Tarbox
Name: Andrea K. Tarbox
Title: Vice President and Chief Financial Officer

KAPSTONE RECEIVABLES, LLC,
as the Buyer

By:	/s/ Andrea K. Tarbox
Name: Andrea K. Tarbox
Title: Treasurer

Exhibit I

Definitions

This is Exhibit I to the Agreement (as hereinafter defined).  As used in the Agreement and the Exhibits and Schedules thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof).  If a capitalized term is used in the Agreement, or any Exhibit or Schedule thereto, and is not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Purchase Agreement (hereinafter defined).

“Administrative Agent” has the meaning specified in the Preliminary Statements.

“Agreement” has the meaning specified in the preamble.

“Available Cash” means, on any date of determination, cash available to the Buyer from any source that is not required to be paid to or set aside for the benefit of the Administrative Agent or the Purchasers on such date under the Purchase Agreement.

“Buyer” has the meaning specified in the preamble.

“Calculation Period” means a calendar month.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” means any deposit account, concentration account or lock-box clearing account into which Collections are deposited.

“Collection Bank” means any bank at which a Lock-Box or Collection Account is maintained.

“Contract Year” means each period beginning on September 29 of a given year and ending on September 28 of the immediately succeeding year while any Aggregate Unpaids (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) remain outstanding under the Purchase Agreement or any Commitment is in effect thereunder.

“Contributed Value” means the Outstanding Balance of a Contributed Receivable.

“Contributed Receivables” has the meaning specified in Section 1.1(a).

“Contributed Receivables Assets” has the meaning specified in Section 1.1(a)

“Default Rate” means a per annum rate of interest equal to the Yield Rate computed with the highest Applicable Margin.

“Discount Factor” means a percentage calculated to provide the Buyer with a reasonable return on its investment in the Receivables after taking account of (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to the Buyer of financing its investment in the Receivables during such period and (ii) the risk of nonpayment by the Obligors.  Each of the Originators and the Buyer may agree from time to time and at any time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment made prior to the Calculation Period during which each of the Originators and the Buyer agree to make such change.  As of the date of this Agreement, the Discount Factor is 3.00%.

“Effective Date” means September 29, 2014.

“Equity Interests” means Capital Securities and all warrants, options or other rights to acquire Capital Securities, but excluding any debt security that is convertible into, or exchangeable for, Capital Securities.

“Event of Bankruptcy” means, with respect to any Person, that such Person becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or such Person applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Person or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for such Person or for a substantial part of the property of any thereof and, unless such Person is the Buyer, is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of such Person, and if such case or proceeding is not commenced by such Person, it is consented to or acquiesced in by such Person, or, unless such Person is the Buyer, remains for 60 days undismissed; such Person takes any action to authorize, or in furtherance of, any of the foregoing.

“Excluded Receivable” means any Receivable denominated in a currency other than United States dollars.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Performance Guarantor and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.  References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2014”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Governmental Authority” means the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Initial Cutoff Date” means August 31, 2014.

“International Wires Account” means KapStone Kraft’s account number #4426578730 at Bank of America, N.A. or any account of similar function that replaces it.

“Invoice” means a written or electronic invoice, bill or statement of account evidencing a Receivable, pursuant to or under which an Obligor shall be obligated to pay for merchandise purchased or services rendered and including all items and provisions incorporated or implied by applicable law, including, without limitation, the relevant UCC.

“Law” means any international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and any applicable administrative order, directed duty, request, license, authorization or permit of, or agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Margin Stock” has the meaning assigned to this term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets or business of the Performance Guarantor and the Originators taken as a whole, (b) a material impairment of the ability of any Originator or the Performance Guarantor to perform any of its respective obligations under any Transaction Document to which it is a party, (c) a material adverse effect upon (i) any substantial portion of the Originator Collateral or (ii) the legality, validity, binding effect or enforceability against the Performance Guarantor or any Originator of any Transaction Document to which it is a party, or (d) a material adverse effect upon the rights and remedies of the Administrative Agent and the Purchasers under any Transaction Document or their ability to enforce or otherwise enjoy such rights and remedies.

“Monthly Settlement Date” means the 17th day of each month after the Effective Date (or, if any such day is not a Business Day, the next succeeding Business Day thereafter).

“Net Worth” means, as of the last Business Day of each Calculation Period preceding any date of determination, the excess, if any, of (i) the aggregate Outstanding Balance of the Receivables at such time, over (ii) the sum of (A) the Aggregate Invested Amount outstanding at such time, plus (B) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).

“OFAC” means The United States Department of the Treasury’s Office of Foreign Assets Control.

“Organic Documents” means, for any Person, the documents for its formation and organization, which, for example, (i) for a corporation are its articles of incorporation, certificate of incorporation or other corporate charter document, as applicable, and its bylaws, (ii) for a partnership are its certificate of partnership (if applicable) and partnership agreement, (iii) for a limited liability company are its certificate of formation or organization and its operating agreement, regulations or the like and (iv) for a trust is the trust agreement, declaration of trust, indenture or bylaws under which it is created.

“Original Balance” means, with respect to any Receivable coming into existence after the date hereof, the Outstanding Balance of such Receivable on the date it was created.

“Originators” has the meaning specified in the preamble.

“Originator Collateral” has the meaning specified in Section 1.6.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Payment Date” means each Business Day on which an Originator is open for business.

“Performance Guarantor” means KapStone Paper and Packaging Corporation, a Delaware corporation, and its successors.

“Purchase Agreement” has the meaning specified in the Preliminary Statements.

“Purchase Price” means, with respect to any sale of Purchased Receivables by an Originator hereunder, the aggregate price to be paid by the Buyer to the applicable Originator in accordance with Section 1.2 for the Purchased Receivables Assets being sold to the Buyer, which price shall equal on any date (i) the product of (A) the Outstanding Balance of the Purchased Receivables on such date, multiplied by (B) one minus the Discount Factor in effect on such date, minus (ii) any Purchase Price Credits to be credited against the Purchase Price otherwise payable in accordance with Section 1.2.

“Purchase Price Credit” has the meaning specified in Section 1.3.

“Purchase Report” has the meaning specified in Section 1.1(b).

“Purchased Receivables” has the meaning specified in Section 1.1(a).

“Purchased Receivables Assets” has the meaning specified in Section 1.1(a).

“Purchasers” has the meaning specified in the Preliminary Statements.

“Receivable” means the indebtedness and other obligations owed (at the time it arises, and before giving effect to any transfer or conveyance contemplated under the Transaction Documents) to an Originator, whether constituting an account, chattel paper, an instrument or a general intangible, arising from the sale of goods or provision of services by such Originator and includes, without limitation, the obligation to pay any Finance Charges with respect thereto.  Debt and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, however, that in no event shall the term “Receivable” include any Excluded Receivable.  Any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the Obligor or the applicable Originator treats such indebtedness, rights or obligations as a separate payment obligation.

“Related Parties” means, with respect to any Indemnified Party, (i) any Subsidiary of such Indemnified Party, (ii) the respective directors, officers, or employees of such Indemnified Party or any of its Subsidiaries, and (iii) the respective agents, advisors or other representatives of such Indemnified Party or any of its Subsidiaries, in the case of this clause (iii), acting on behalf of or at the instructions of such Indemnified Party or such Subsidiary.

“Required Capital Amount” means, as of any date of determination, an amount equal to the product of (a) 1.5 times the product of the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date times the Default Horizon Ratio as of the immediately preceding Cut-Off Date, each as determined from the most recent Monthly Report received from the Servicer under the Purchase Agreement, and (b) the Outstanding Balance of all Receivables as of such date, as determined from the most recent Monthly Report or interim Monthly Report received from the Servicer under the Purchase Agreement.

“Required Contributed Amount” means, as of any date of determination, the amount, if any, by which the Purchase Price for all Receivables to be acquired on such date exceeds the sum of (a) the funds available to the Buyer under the Purchase Agreement on such date, and (b) the amount available to be borrowed by the Buyer as Subordinated Loans hereunder on such date.

“Responsible Employee” means the chief executive officer, president, chief operating officer, chief financial officer, treasurer, director of risk or controller of an Originator or the Performance Guarantor and any other officer or employee of such Originator or the Performance Guarantor, as applicable, so designated by any of the foregoing officers or employees in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Employee of an Originator or the Performance Guarantor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Originator or the Performance Guarantor, as applicable, and such Responsible Employee shall be conclusively presumed to have acted on behalf of such Originator or the Performance Guarantor, as applicable.

“Sanctions” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Senior Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 18, 2013 among KapStone Kraft, as borrower, KPPC and certain subsidiaries of KapStone Kraft, as guarantors, the lenders from time to time party thereto, and

Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, as the same may be amended, restated, refinanced or otherwise modified from time to time.

“Subordinated Loan” has the meaning specified in Section 1.2(b).

“Subordinated Note” means any promissory note in substantially the form of Exhibit V as more fully described in Section 1.2, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

“Termination Date” means the earliest to occur of (i) the Facility Termination Date (as defined in the Purchase Agreement), (ii) the Business Day immediately prior to the occurrence of an Event of Bankruptcy with respect to any of the Originators or the Performance Guarantor, (iii) the Business Day specified in a written notice from the Administrative Agent as the Buyer’s assignee to any Originator following the occurrence of any other Termination Event, and (iv) the date which is 10 Business Days after the Buyer’s receipt of written notice from the Originators that it wishes to terminate the facility evidenced by this Agreement.

“Termination Event” has the meaning specified in Section 5.1.

“Transaction Documents” means, collectively, this Agreement, the Purchase Agreement, the Fee Letter, the Control Agreements, the Subordinated Notes, the Performance Undertaking and all of the other instruments, documents, certificates and other agreements executed and delivered by any Originator or the Performance Guarantor in connection with any of the foregoing, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“UCC” mean, with respect to any jurisdiction, the Uniform Commercial Code as from time to time in effect in such jurisdiction.

“Unmatured Termination Event” means an event which, with the passage of time or the giving of notice, or both, could constitute a Termination Event.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.